CONTACTS:

Kevin Sullivan                Mark Leininger
(973) 808-1992                (973) 808-1992
ksullivan@spch.com                 mleininger@spch.com

Wendy Bost
(973) 808-1992
wbost@spch.com

For Immediate Release

       SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC., ANNOUNCES ONE-FOR-
         THREE REVERSE STOCK SPLIT, DISSMISSAL OF CINNAMON LAWSUIT, AND
                      RE-ELECTION OF TWO CLASS II DIRECTORS


     Fairfield, NJ - May 26, 1998 -Software Publishing Corporation Holdings, Inc., (NASDAQ: SPCO) (the "Company") announced today that its Board of Directors and stockholders have approved a one-for-three (1:3) reverse stock split. At the Company's annual stockholders meeting held on Tuesday, May 26, the Company's stockholders approved three alternative reverse stock split ratios and authorized the Board of Directors to select the appropriate ratio. The Company's Board of Directors has selected the one-for-three (1:3) reverse stock split ratio. The 1:3 reverse stock split will be effective as of the close of business on May 27, 1998. The Company's Common Stock is expected to begin trading on Thursday, May 28, 1998, under the temporary symbol "SPCOD", giving effect to the reverse stock split. "The Board expects that the reverse stock split will result in a bid price that will maintain the Company's listing on the NASDAQ. By maintaining the NASDAQ listing, the Company believes that the market will gain renewed confidence in the Company's value, which will also assist in the continued implementation of the Company's plans," said Mark E. Leininger, President and Chief Operating Officer of Software Publishing Corporation Holdings, Inc.

     The Company also announced that two of its directors, Neil M. Kaufman and Norman Alexander, have been re-elected as directors in Class II of the Company's Board of Directors, to serve until the Company's annual meeting of stockholders in 2001. Mr. Kaufman is the principal of Kaufman & Associates, LLC, counsel to the Company, while Mr. Norman Alexander is the retired Director and Chairman of Imperial Foods Ltd.

     In separate matters, the Company announced that the lawsuit instituted by Barry and Lori Cinnamon, former Chairman of the Board and a director, will be dismissed, with prejudice, pursuant to a settlement agreement among the parties. Concurrently, Barry Cinnamon sold all of his Common Stock to third-party investors, and the Cinnamons no longer have any interest in the Company. The Company has disclosed that it intends to file shortly an S-3 Registration Statement registering


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2,376,915 shares, post reverse split, of Common Stock, most of which was already tradeable under SEC Rule 144.

     "We are encouraged that our efforts to revitalize the Company appear to be producing the desired effects, as demonstrated most recently by the Company's positive 1998 first quarter results," said Mark Leininger, the Company's
President and Chief Operating Officer. "We are also confident that the settlement and dismissal of the Cinnamon lawsuit, which was effectuated on terms favorable to the Company, should allow the Company's resources to continue to be devoted towards more productive endeavors."

About the Company

     Software Publishing Corporation Holdings, Inc. (www.spco.com), through its subsidiaries Serif Inc., Serif (Europe) Limited and Software Publishing
Corporation, is an international developer, publisher and supplier of desktop publishing, presentation graphics and business productivity, and computer software applications for the corporate and small office/home office ("SOHO") markets. The Company's products produce documents through its easy-to-use desktop publishing, drawing and presentation graphics applications, and also improve the graphical appeal and overall effectiveness of documents produced by either the Company's or third parties' desktop publishing, presentation graphics, web page, e-mail, word processing and other similar applications. The Company's product lines include Serif PagePlus (TM), Serif DrawPlus (TM), Harvard Graphics (R), Harvard ChartXL (R), and its Active series of products, including ActivePresenter (TM), ActiveMail (TM) and ActiveOffice (TM). The Company has established a multi-channel distribution system utilizing direct mail, telemarketing, retail, corporate, OEM and the Internet. The Company's Serif subsidiaries operate significant direct mail and telemarketing operations that market and sell its software products.

Safe Harbor Statement

     Except for historical information contained herein, the matters set forth herein which are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for computer software, the market acceptance and amount of sales of the Company's products, the extent that the Company's direct mail programs achieve satisfactory response rates, the efficiency of the Company's telemarketing operations, the competitive environment within the computer software and direct mail industries, the Company's ability to raise additional capital, the ability of the Company to achieve the anticipated results of its reorganization efforts, the cost-effectiveness of the Company's product development activities and the extent to which the Company is successful in developing, acquiring or licensing successful products. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the Securities and Exchange Commission.

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Trademarks

     The Harvard product line is a group of products having no connection with Harvard University. All trademarks are the property of their respective owners.